Execution Version                                    EXHIBIT 10.1
TANGER FACTORY OUTLET CENTERS, INC.
EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN
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ARTICLE I
PURPOSE AND PARTICIPATION

Section 1.01 Adoption; Purpose. The Board of Directors (the “Board”) of Tanger Factory Outlets, Inc. (the “Company”) has adopted this Executive Severance and Change of Control Plan (this “Plan”) for the purpose of providing severance and change of control protections to certain key employees of the Company and its Subsidiaries. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

Section 1.02 Participation. This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Participants are those employees (including new hires) designated by the Plan Administrator as Participants from time to time, subject to, and upon, such employee executing and delivering to the Company a Letter Agreement.

Section 1.03 Contract of Employment. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant at any time for any or no reason.

ARTICLE II
DEFINITIONS AND INTERPRETATIONS
Section 2.01. Definitions.

Capitalized terms used in this Plan but not otherwise defined herein shall have the following respective meanings:

“280G Advisor” shall have the meaning set forth in Section 4.01(a).

“Accrued Bonus” shall mean an annual cash performance bonus for a calendar year ended prior to the year which includes the Termination Date: (a) with respect to which the Compensation Committee determines, in its reasonable discretion, that the performance goals, conditions or metrics related thereto have been achieved by a Participant; and (b) which has not been paid to such Participant on or before such Participant’s Termination Date.

“Accrued Rights” shall mean, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Base Salary of such Participant through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with Company policy through such Participant’s Termination Date; (c) independent, vested rights under any award granted to such Participant pursuant to the Incentive Plan (including any vested Long-Term Incentive Awards) and other written compensation arrangements between such Participant and the Company; and (d) benefits due under any indemnification, insurance or other plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements, including coverage under COBRA to which such Participant or Participant’s beneficiaries may be entitled under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and all related state and local laws, including any accrued but unpaid vacation.

“Average Cash Bonus” shall mean the average of the annual cash performance bonuses, if any, received (or to be received) by a Participant for the three (3) most recent calendar years for which the amount of such annual

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cash performance bonus has been determined (or, if Participant has been eligible to receive an annual cash performance bonus for a fewer number of years, such fewer number of years for which such amount has been determined) and specifically excluding any special or one-time bonus or cash award, such as any retention bonus or sign-on bonus; provided, that if a Participant’s Termination Date is prior to the date on which such Participant’s first annual cash performance bonus pursuant to the Company’s applicable annual cash bonus program is determined, then the Average Cash Bonus shall be such Participant’s Target Cash Bonus.

“Benefits Continuation” shall mean that the Company shall reimburse a Participant for the difference between the monthly COBRA premium (other than for health flexible savings account coverage) paid by such Participant for Participant and Participant’s dependents and the monthly premium amount for such group health plan coverage paid by similarly situated active executives of the Company. For the avoidance of doubt, if the Participant is not covered under the medical, dental and/or vision portions of the Company’s group health plan as of the date of termination, then he or she is ineligible for Benefits Continuation.

“Base Salary” shall mean the annual base salary paid to a Participant immediately prior to the occurrence of a Termination Event with respect to such Participant.

“Board” shall have the meaning set forth in Section 1.01.

“Cause” shall mean any of the following: (a) any willful misconduct by a Participant in connection with the Company’s or any Subsidiary’s business or relating to a Participant’s Duties or a willful violation of law by a Participant in connection with the Company’s or any Subsidiary’s business or relating to a Participant’s Duties; (b) an act of fraud, conversion, misappropriation or embezzlement by a Participant with respect to the Company’s or any Subsidiary’s assets or business or assets in the possession or control of the Company or any Subsidiary; (c) a Participant’s conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to, a felony involving moral turpitude or related to the performance of such Participant’s Duties or that materially impacts the Company; (d) any act of dishonesty committed by a Participant in connection with the Company’s or any Subsidiary’s business or relating to such Participant’s Duties; (e) the willful neglect of material Duties or gross misconduct by a Participant; (f) substance abuse that, in the Board’s good faith determination, materially interferes with the performance of a Participant’s Duties; (g) a Participant’s willful and material failure to: (I) comply with the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including any business code of ethics adopted by the Board; or (II) use good faith efforts to comply with the directives of the Board and the Chief Executive Officer of the Company (provided, that such directives are consistent with the material terms of applicable law and the Company’s guidelines and policies); (h) any other willful failure (other than any failure resulting from incapacity due to physical or mental illness) by a Participant to perform his or her material Duties; (i) willful violation of Company policy or other misconduct that, in either case, results in, or reasonably could result in, material harm to the reputation or standing of the Company or any Subisidiary; or (j) any breach of the Restrictive Covenants or any other written agreement with the Company; provided, that no condition or circumstance set forth in clause (g), (h) or (j) shall, to the extent curable, constitute Cause unless such condition or circumstance continues without cure for thirty (30) days following written notice thereof from the Company or any Subsidiary. Whether a condition or circumstance is curable and/or has been cured shall be determined by the Board in its good faith discretion. For purposes of this definition of “Cause,” no act, or failure to act, on a Participant’s part shall be considered “willful” unless such Participant acted, or failed to act, in bad faith.

“Change of Control” shall mean the occurrence of any of the following:

(a)   The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding common shares of the Company, par value $0.01 per share (the “Outstanding Common Shares”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not

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constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company [or any entity controlling, controlled by or under common control with the Company], (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change of Control constitutes a payment or benefit event (or results in any change to a payment or benefit event) with respect to any payment or benefit hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, such transaction or event described in subsections (a), (b), (c) or (d) with respect to such payment or benefit will not be deemed a Change of Control for such purpose unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

“Change of Control Termination Payment” shall mean an amount equal to: (a) a Participant’s Change of Control Termination Payment Multiple; multiplied by (b) the sum of: (i) a Participant’s Base Salary; plus (ii) a Participant’s Average Cash Bonus.

“Change of Control Termination Payment Multiple” shall mean a number determined by the Company and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s Change of Control Termination Payment.

“COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.

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“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in Section 1.01.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Disability” shall mean, with respect to a Participant, a medically determinable physical or mental impairment as a result of which such Participant is unable to engage in any substantial gainful activity by reason of such impairment and which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Duties” shall mean, with respect to a Participant, those reasonable executive, managerial, administrative and other duties of employment specified and designated from time to time by the Board or the Chief Executive Officer of the Company; provided, however, that the duties of the Chief Executive Officer shall be specified and designated by the Board.

“Effective Date” shall mean March 31, 2021.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Equity Award Acceleration” shall have the meaning set forth in Section 3.01(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“General Release” shall have the meaning set forth in Section 3.05.

“Good Reason” shall exist where a Participant gives notice to the Board of the occurrence of any of the following without such Participant’s express written consent: (a) the failure of the Company to pay or cause to be paid such Participant’s Base Salary, annual cash performance bonus or any other material compensation or benefits within five (5) days of the date due; (b) a material diminution in such Participant’s status, including title, position, Duties, authority or responsibility; (c) a material reduction in Participant’s Base Salary, Target Cash Bonus or target annual Long-Term Incentive Award (excluding across-the-board reductions that apply to similarly-situated executives); or (d) the relocation of such Participant’s principal office to a location more than 40 miles from its current location. Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist if the Company has in good faith notified such Participant of Cause to terminate such Participant’s employment prior to such Participant identifying Good Reason; and (ii) a Participant may not terminate his employment for Good Reason unless and until (A) such Participant gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing the definition of “Good Reason” in this Plan within ninety (90) days of such event or the initial existence of such condition; (B) the Company is given thirty (30) days from the date notice of Good Reason to cure such event or condition and the Company does not cure such event or condition within such thirty (30)-day period; and (C) such Participant gives the Company written notice of termination on account of such event or circumstance within ten (10) days after the expiration of the cure period (specifying a Termination Date no less than ten (10) days, nor more than thirty (30) days, after the date of such notice of termination).

“Incentive Plan” shall mean any long-term incentive plan of the Company in effect from time to time, as approved by the shareholders of the Company.

“Incumbent Directors” shall have the meaning set forth in the definition of “Change of Control.”

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“Letter Agreement” shall mean a letter agreement, substantially in the form attached hereto as Exhibit A (together with any changes approved by the Plan Administrator), executed and delivered by the Company and a Participant.

“Long-Term Incentive Award” shall mean all long-term incentive awards granted to a Participant by the Board or the Compensation Committee under the Incentive Plan.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to a Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the 280G Advisor determined to be likely to apply to a Participant in the relevant taxable year(s).

“Overpayment” shall have the meaning set forth in Section 4.01(c).

“Participants” shall mean those employees of the Company or any Subsidiary who both: (a) the Plan Administrator from time to time designates as Participants in accordance with Section 1.02; and (b) have entered into a Letter Agreement with the Company.

“Payment” shall have the meaning set forth in Section 4.01(a).

“Performance Period” shall mean the period of performance based on which a Long-Term Incentive Award may be granted or may vest, subject to the satisfaction of performance goals, conditions or metrics for such period determined by the Compensation Committee or the Board.

“Plan” shall have the meaning set forth in Section 1.01.

“Plan Payments” shall have the meaning set forth in Section 4.01(a).

“Pro-Rata Bonus” shall mean the actual annual cash performance bonus the Participant would have received for the year which includes the Participant’s Termination Date, if any, calculated based on actual achievement of the applicable performance targets relating to such annual cash performance bonus, and pro-rated based on a fraction, the numerator of which is the number of days during the calendar year that such Participant was actually employed by the Company or any Subsidiary, and the denominator of which is 365.

“Reduced Amount” shall mean the greatest amount of Plan Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

“Release Effective Date” shall have the meaning set forth in Section 3.05.

“Restricted Period” shall mean, with respect to a Participant, his or her period of employment with the Company or any Subsidiary and (a) in the event of a Termination Event described in Section 3.01, a number of years equal to such Participant’s Termination Payment Multiple, (b) in the event of a Termination Event described in Section 3.02, a number of years equal to such Participant’s Change of Control Termination Payment Multiple, and (c) in the event of Termination Event described in Section 3.03, six (6) months, and (d) in the event of any other Termination Event, twelve (12) months.

“Restrictive Covenants” shall mean, with respect to a Participant, those non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in the Letter Agreement executed and delivered by such Participant pursuant to this Plan or in any other written agreement with the Company or any of its Subsidiaries.

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“Section 409A” shall have the meaning set forth in Section 4.02(a).

“Subsidiary” means any subsidiary, affiliate or joint venture of the Company.

“Target Cash Bonus” shall mean a Participant’s most recent target annual cash performance bonus determined by the Company and applicable to the year which includes the Termination Date.

“Termination Date” shall mean, with respect to a Participant: (a) in the case of such Participant’s death, his or her date of death; and (b) in all other cases, the date specified in the applicable Termination Notice.

“Termination Event” shall mean the termination of the employee-employer relationship between a Participant and the Company or any Subsidiary by reason of: (a) the resignation of such Participant; (b) the Company’s termination of such Participant; or (c) the death or Disability of such Participant.

“Termination Notice” shall have the meaning set forth in Section 3.06.

“Termination Payment” shall mean an amount equal to: (a) a Participant’s Termination Payment Multiple; multiplied by (b) the sum of: (i) such Participant’s Base Salary; plus (ii) such Participant’s Average Cash Bonus.

“Termination Payment Multiple” shall mean a number determined by the Company and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s Termination Payment.

“Underpayment” shall have the meaning set forth in Section 4.01(c).

Section 2.02. Interpretation. In this Plan, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
ARTICLE III
SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01. Termination Without Cause or for Good Reason. Except as otherwise set forth in Section 3.02 and Section 3.07 and subject to Section 3.05, in the event a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason not during the Change of Control Period (as defined below), such Participant shall be entitled to receive from the Company the Accrued Rights, the Accrued Bonus (paid consistent with all similarly situated employees (and in any event in the year of the Termination Event)) and each of the following:

(a) a severance payment in an amount equal to such Participant’s Termination Payment, which amount the Company shall pay to Participant in equal monthly installments over a number of years (or partial years, if applicable) equal to the Termination Payment Multiple (subject to Section 4.02) commencing on the date of the Termination Event;

(b) if such Participant timely and properly elects continuation coverage under COBRA, then such Participant shall be entitled to receive Benefits Continuation until the earliest of: (i) the date which is the number of years (or partial years, if applicable) following the Termination Date equal to such Participant’s Termination Payment Multiple; (ii) the date such Participant is no longer eligible for COBRA continuation coverage; and (iii) the

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date on which such Participant becomes eligible to receive comparable coverage from another employer (the “Benefits Continuation Period”); provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefits Continuation Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover such Participant or such Participant’s dependents under its group health plans, or (z) the Company cannot provide such benefit without violating or incurring penalties or other costs under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, in lieu of such continued benefits or reimbursement, the Company shall instead pay to the Participant a cash amount equal to the Company’s share of the COBRA premium (subject to required withholding) in substantially equal monthly installments over the remaining portion of the Benefits Continuation Period on the Company’s first regular payroll date of each calendar month. For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Code shall run concurrently with the period of continued group health plan coverage pursuant to this Section 3.01(b); and

(c) any unvested Long-Term Incentive Award: (i) that is subject solely to a time-based vesting condition will become vested immediately; and (ii) that is subject to subsequent performance-based vesting conditions shall remain outstanding with respect to a prorated portion thereof (with the amount of such unvested award prorated based on the number of days the Participant is employed during the period commencing on the first date of the applicable performance period(s) and ending on the Termination Date) and be settled (as applicable) in accordance with its terms based on the actual achievement of performance objective(s) through the end of the applicable performance period(s) (and, to the extent subject to any time-based vesting conditions following completion of any applicable performance period(s), without regard for any such requirement of continued service); provided, that a Participant shall have (A) ninety (90) days (or, if less, the final expiration date in the applicable grant or award agreement (absent a Termination Event)) or (B) the period specified in the applicable grant or award agreement (taking into account the Termination Event), whichever is greater, to exercise any rights contained in any such grant or award agreement that are subject to exercise by such Participant (the “Equity Award Acceleration”).

Section 3.02. Termination Without Cause or for Good Reason Following a Change of Control. Subject to Section 3.05, in the event that during the period beginning on the date of a Change of Control and ending on the date which is twelve (12) months after such Change of Control (the “Change of Control Period”), a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary without Cause (other than by reason of the death or Disability of such Participant) or by reason of a resignation by such Participant for Good Reason, such Participant shall be entitled to receive from the Company the Accrued Rights, the Accrued Bonus (paid consistent with all similarly situated employees (and in any event in the year of the Termination Event)) and each of the following:

(a) a severance payment in an amount equal to such Participant’s Change of Control Termination Payment, which amount the Company shall pay to Participant in a lump sum (subject to Section 4.02) as soon as practicable (but no later than thirty (30) days) following the Release Effective Date;

(b) if such Participant timely and properly elects continuation coverage under COBRA, then such Participant shall be entitled to receive Benefits Continuation until the earliest of: (i) the date which is the number of years following the Termination Date equal to such Participant’s Change of Control Termination Payment Multiple; (ii) the date such Participant is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which such Participant becomes eligible to receive comparable coverage from another employer (which period shall be the Benefits Continuation Period for purposes of this paragraph) provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefits Continuation Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover such Participant or such Participant’s dependents under its group health plans, or (z) the Company cannot provide such benefit without violating or incurring penalties or other costs under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, in lieu of such continued benefits or reimbursement, the Company shall instead pay to the Participant a cash amount

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equal to the Company’s share of the COBRA premium in substantially equal monthly installments over the remaining portion of the Benefits Continuation Period on the Company’s first regular payroll date of each calendar month. For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Code shall run concurrently with the period of continued group health plan coverage pursuant to this Section 3.02(b);

(c) any unvested Long-Term Incentive Award: (i) that is subject solely to a time-based vesting condition will become vested immediately; and (ii) that is subject to subsequent performance-based vesting conditions will, to the extent assumed, continued, converted or replaced with a substantially similar award by a successor or survivor entity or affiliate thereof in connection with such Change of Control, will become vested immediately assuming the greater of (A) actual performance through the Termination Date or (B) target performance; provided, that a Participant shall have (x) ninety (90) days (or, if less, the final expiration date in the applicable grant or award agreement (absent a Termination Event)) or (y) the period specified in the applicable grant or award agreement (taking into account the Termination Event), whichever is greater, to exercise any rights contained in any such grant or award agreement that are subject to exercise by such Participant.

To the extent a Participant is entitled to any payments of benefits set forth in this Section 3.02, such Participant shall not be entitled to any payments or benefits set forth in Section 3.01.

Section 3.03. Termination by Reason of Death or Disability. In the event that a Termination Event occurs with respect to a Participant by reason of the death or Disability of such Participant (provided, that a termination by Disability shall mean a termination of such Participant’s employment by the Company pursuant to a Termination Notice specifying the basis of such termination as such Participant’s Disability), such Participant shall be entitled to receive from the Company, in addition to the Accrued Rights and the Accrued Bonus (paid consistent with all similarly situated employees (and in any event in the year of the Termination Event)), (a) an amount equal to (i) 0.5 multiplied by (ii) such Participant’s Base Salary, payable in a lump sum no later than thirty (30) days following such Participant’s Termination Date (b) the Pro-Rata Bonus, which shall be payable at the same time annual bonuses are paid generally to other executives of the Company for the relevant year in accordance with the Company’s normal practices and (c) the Equity Award Acceleration.

Section 3.04. Termination for Cause or Without Good Reason. In the event that a Termination Event occurs with respect to a Participant by reason of a termination of employment by the Company or any Subsidiary for Cause or by reason of a resignation of such Participant without Good Reason: (a) such Participant shall be entitled only to receive the Accrued Rights; and (b) any unvested Long-Term Incentive Awards shall be forfeited upon such termination.

Section 3.05. General Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Rights, pursuant to Section 3.01 or Section 3.02 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed and delivered to the Company a general release in form and substance as attached hereto as Exhibit B (the “General Release”) within sixty (60) days after Participant’s Termination Date (the “Release Execution Period”), and such General Release remains in full force and effect, has not been timely revoked and is no longer subject to revocation, and a Participant shall be entitled to receive such payments and benefits only so long as such Participant has not materially breached any of the provisions of the General Release (as specified in, and subject to, the limitations set forth in Paragraph 3(c) of the General Release) or the Restrictive Covenants without cure of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 4.02) in accordance with the provisions of Section 3.01 or Section 3.02, as applicable. For purposes of this Plan, “Release Effective Date” means the date as of which the General Release, executed by a Participant and delivered to the Company, is no longer subject to revocation, which, if a Participant executes and delivers the General Release within the Release Execution Period, shall be no later than sixty (60) days following such Participant’s Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Plan applied as though such payments commenced immediately upon the termination of such Participant’s employment, and any

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payments scheduled to be made after the Release Effective Date shall continue as provided herein. Notwithstanding the foregoing, if the Release Execution Period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A of the Code, then none of such payments shall begin until such second calendar year.

Section 3.06. Termination Notices from Company. For purposes of this Plan, any purported termination of employment of a Participant by the Company or any Subsidiary or by such Participant (other than due to such Participant’s death) shall be communicated by written notice to the other party, which notice shall specify the Termination Date (which, to the extent such Termination Event is a termination of employment by the Participant without Good Reason, shall be at least 90 days following the date of such notice), the basis for such termination and, to the extent such Termination Event is a termination of employment by the Company or any Subsidiary for Cause or by reason of a resignation of a Participant for Good Reason, the reasonably detailed facts and circumstances claimed to provide a basis for “Cause” or “Good Reason,” as applicable (each, a “Termination Notice”).

ARTICLE IV
LIMITATIONS ON SEVERANCE AND RELATED TERMINATION BENEFITS

Section 4.01. Excess Parachute Payments.

(a) Anything in this Plan to the contrary notwithstanding, in the event (a) a nationally recognized independent accounting firm or (b) a tax consultant or advisor with significant experience in performing calculations regarding the applicability of Section 280G of the Code designated by the Company (the “280G Advisor”) shall determine that receipt of all payments or distributions by the Company and any Subsidiary and each of their respective affiliates in the nature of compensation to or for a Participant’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would subject such Participant to the excise tax under Section 4999 of the Code, the 280G Advisor shall determine as required below in this Section 4.01(a) whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) or otherwise to the Reduced Amount. The Payments shall be reduced to the Reduced Amount only if the 280G Advisor determines that such Participant would have a greater Net After-Tax Receipt of aggregate Payments if Participant’s Payments were so reduced. If the 280G Advisor determines that such Participant would not have a greater Net After-Tax Receipt of aggregate Payments if Participant’s Payments were so reduced, then such Participant shall receive all Payments to which such Participant is entitled.

(b) If the 280G Advisor determines that aggregate Payments should be reduced to the Reduced Amount, then the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the 280G Advisor under this Section 4.01(b) shall be made as soon as reasonably practicable. For purposes of reducing the Payments to the Reduced Amount, any Payments (including amounts payable under this Plan) may be reduced (as determined by the 280G Advisor together with the Plan Administrator). Subject to compliance with Section 409A, the reduction of the amounts payable, if applicable, shall first be made by first reducing or eliminating those payments or benefits which are payable in cash, second by reducing or eliminating payments which are not payable in cash and are not subject to Q/A-24(c) of Treasury Regulation Section 1.280G-1, and third by reducing or eliminating payments which are not payable in cash and are subject to Q/A-24(c) of Treasury Regulation Section 1.280G-1, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro-rata basis.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the 280G Advisor hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan or otherwise which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan or otherwise which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder.

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In the event that the 280G Advisor, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or a Participant which the 280G Advisor believes has a high probability of success determines that an Overpayment has been made, such Participant shall pay any such Overpayment to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by a Participant to the Company if and to the extent such payment would not either reduce the amount on which such Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the 280G Advisor, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to, or for the benefit of, such Participant, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) All fees and expenses of the 280G Advisor shall be paid solely by the Company. All determinations made by the 280G Advisor under this Section 4.01 shall be binding upon the Company and Participant (absent manifest error).

Section 4.02. Compliance with Code Section 409A.

(a)This Plan is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder. This Plan shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on any Participant of any additional tax, penalty or interest under Section 409A. Any payments under this Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on a Participant of any additional tax, penalty or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty or interest will not be imposed. For purposes of Section 409A: (i) any payments to be made under this Plan upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A; (ii) each payment made under this Plan shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall any Participant, directly or indirectly, designate the calendar year of payment. However, notwithstanding any other provision of the Plan, if at any time the Plan Administrator determines that any amounts payable hereunder may be subject to Section 409A, the Plan Administrator shall have the right (without any obligation to do so or to indemnify any Participant or any other person for failure to do so) to adopt such amendments to the Plan or Letter Agreements, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Plan Administrator determines are necessary or appropriate for the amounts payable hereunder either to be exempt from the application of Section 409A and/or preserve the intended tax treatment of the amounts payable hereunder, or to comply with the requirements of Section 409A.

(b) To the extent that any reimbursements and in-kind benefits provided under this Plan are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision in this Plan to the contrary, if, at the time of a Participant’s separation from service with the Company, the Company has securities which are publicly traded on an established securities market, such Participant is a “specified employee” (as defined in Section 409A) and it is necessary to

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postpone the commencement of any severance or other payments or benefits otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is the earlier of (i) six (6) months following Participant’s separation from service with the Company (as determined under Section 409A) and (ii) the date of the Participant’s death. If any payments are postponed pursuant to this Section 4.02(c), then such postponed amounts will be paid in a lump sum, without interest, to a Participant on the earlier of such dates, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; provided that, if a Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of Participant’s death.

(d) Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant or any other person or entity on account of non-compliance with Section 409A.

ARTICLE V
MISCELLANEOUS PROVISIONS

Section 5.01. Cumulative Benefits; Effect on Other Plans. Except as otherwise set forth herein or otherwise agreed to between the Company and a Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any Subsidiary. Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance benefits under any other employment agreement, severance agreement or similar agreement between a Participant and the Company: (a) the Plan Payments shall be reduced (but not below $0.00) by the aggregate amount of all similar severance payments and benefits due to such Participant under such other agreement; and (b) the Benefits Continuation under this Plan shall be provided only during the period beginning on the last day that such Participant is entitled to similar benefits under such other agreement and ending on the date specified in Section 3.01(b) or Section 3.02(b) hereof, as applicable, in each case, in a manner permitted under Section 409A.

Section 5.02. Plan Unfunded; Participant’s Rights Unsecured. This Plan is not funded and has no assets. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.  The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of the Company.

Section 5.03. Clawback. Notwithstanding any other provisions in this Plan to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to a Participant pursuant to this Plan which is required to be recovered under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 5.04. Waiver. No waiver of any provision of this Plan or any Letter Agreement shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Plan or any Letter Agreement, or the waiver by any person or entity of any breach of this Plan or any Letter Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 5.05. Amendment; Termination. The Board may amend or terminate this Plan at any time or from time to time for any reason; provided, that Sections 5.12 and 5.13 of this Plan and the Restrictive Covenants set forth in each Letter Agreement shall survive the termination of this Plan. The Company shall provide notice to

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Participants within fifteen (15) days of any amendment or termination of the Plan. Notwithstanding the foregoing, (a) an amendment or termination of this Plan shall not materially and adversely affect the rights of any Participant whose employment was terminated for any reason or no reason prior to the date of such amendment or termination, (b) an amendment or termination of this Plan shall not materially and adversely affect the rights of any Participant without such affected Participant’s receipt of notice of any such amendment or termination at least twelve (12) months prior to the effective date of such amendment or termination; and (c) a Participant’s right to receive payments and benefits pursuant to this Plan in connection with a Termination Event occurring in connection with, or within twelve (12) months following, a Change of Control, shall not be adversely affected by an amendment or termination of this Plan occurring within six (6) months before or twelve (12) months after such Change of Control without such Participant’s consent. Notwithstanding the foregoing, this Plan shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.

Section 5.06. Administration.

(a) The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant (the Compensation Committee or its delegate hereunder, the “Plan Administrator”).  No discretionary action by the Plan Administrator shall amend or supersede the express provisions of this Plan. The Plan Administrator shall keep records of this Plan.

(b) The Company shall indemnify and hold harmless each member of the Plan Administrator against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 5.07. Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Plan; provided, however, that nothing in this Section 5.07 shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Plan and, in the event of any such assumption, the Company shall no longer have any obligations under the Plan (or any assumed portion thereof).

Section 5.08. Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs.  If any Participant should die following a Termination Event but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a Participant fails to make such designation).  No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 5.09. Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be delivered personally, by nationally-recognized overnight courier service, sent by certified, registered or express mail, postage prepaid, or by telecopy, facsimile or email transmission. Any such notice shall be deemed given when so delivered personally, when delivered by nationally-recognized overnight courier service or, if

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mailed, five (5) days after the date of deposit in the United States mails, or upon acknowledgment of receipt of electronic transmission, as follows:

(a) if to the Company, to:

Tanger Factory Outlet Centers, Inc.
3200 Northline Avenue, Suite 360
Greensboro, NC 27408
Attention: Chair of the Board of Directors and Chief Executive Officer
Email: steve.tanger@tangeroutlets.com; stephen.yalof@tangeroutlets.com

(b) if to any Participant, to such Participant’s residence address or telecopy or facsimile number or email address on the records of the Company or to such other address or number as such Participant may have designated to the Company in writing for purposes hereof.

Each of the Company and a Participant, by notice given to the other in accordance with this Section 5.09, may designate another address or person for receipt of notices delivered pursuant to this Section 5.09.

Section 5.10. Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Plan all foreign, federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.

Section 5.11. Severability. The provisions of this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be regarded as divisible and separate, and if any provision of this Plan or any Letter Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Plan and applicable Letter Agreement shall not be affected thereby and shall remain in full force and effect.

Section 5.12. Claims Procedure/Dispute Resolution.

    (a) Filing and Determination of Claim. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor regulations and rules thereunder. A Participant or other person (a “claimant”) who believes he or she has not been provided with all benefits to which he or she is entitled to receive under this Plan must file a claim in writing with the Plan Administrator. The Plan Administrator shall make all determinations as to the rights of any claimant under the Plan and shall, within ninety (90) days after receipt of the claim, either allow or deny the claim in writing. This ninety (90)-day period may be extended at the sole and absolute discretion of the Plan Administrator for a second ninety (90)-day period, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension and the date by which a final decision is expected. Any person submitting a claim may, with the consent of the Plan Administrator, withdraw the claim at any time, or defer the date as of which such claim shall be deemed filed for purposes of this procedure.

    (b) Denial of Claim. Any initial denial of a claim for benefits, in whole or in part, shall be from the Plan Administrator in writing, setting forth, in a manner calculated to be understood by the claimant, the following:
     (i) the specific reason(s) for the denial;
     (ii) specific reference(s) to pertinent provision(s) of the Plan or Letter Agreement on which the denial is based;
     (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

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     (iv) an explanation of the Plan’s review procedure and time limits applicable to such procedure, including a statement of the claimant’s right to commence arbitration following an adverse benefit determination on review.

If a claimant is not notified within the 90-day (or 180-day, if extended under Section 5.12(a)) period that his or her claim has been denied, such claimant’s claim will be deemed to have been denied by the Plan Administrator.

    (c) Request for Review of Denial. Within sixty (60) days after the Plan Administrator’s decision to deny a claim in whole or in part (or the deemed denial of such claim, if applicable), the claimant (or his/her duly authorized representative), upon written application to the Plan Administrator, may request a review of such denial. The application shall state the name and address of the claimant; the fact that the claimant is disputing the denial of claim; the date of the notice of denial; and the reason(s), in clear and concise terms, for disputing the denial. In addition, to the extent required by law, claimant shall have the right to (i) be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information relevant to his/her claim and (ii) submit in writing to the Plan Administrator any comments, documents, records or other information relating to his/her claim. Notwithstanding the foregoing, the 60-day deadline for a claimant to request a review of the claim denial shall be extended to the extent required by law.

    (d) Review of Denial. The Plan Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination, taking into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator holds regularly scheduled meetings at least quarterly. The Plan Administrator shall make a benefit determination no later than the date of the meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the Plan Administrator following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the Plan Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Plan Administrator shall notify the claimant of the benefit determination as soon as possible but not later than 5 days after it has been made. The decision on review shall be deemed final. The Plan Administrator’s decision on review shall be in writing, setting forth, in a manner calculated to be understood by the claimant the following:

    (i) the specific reason(s) for the final decision;
    (ii) specific reference(s) to the pertinent provisions of the Plan or Letter Agreement on which the final decision is based;
    (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his/her claim; and
    (iv) a statement describing any voluntary appeal procedures offered by the Plan, as well as a statement of the claimant’s right to commence arbitration following an adverse benefit determination on review.

If a claimant is not timely notified that the appeal of his or her claim denial has been denied, such claimant’s appeal will be deemed to have been denied by the Plan Administrator.

    (e) Plan Administrator Decision Binding. Benefits under the Plan shall be paid only if the Plan Administrator decides in its sole discretion that a claimant is entitled to them. In determining claims for benefits, the Plan Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Any decision made in accordance with the claims procedures above is final and binding on all parties and shall be given the maximum possible deference allowed by law.

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    (f) Exhaustion of Claims Procedure. Notwithstanding any provisions in this Plan to the contrary, a Participant must exhaust all administrative remedies under this Plan and described herein prior to commencing arbitration, including but not limited to the claim procedure described above.

    (g) Arbitration.

        (i) Any disputes, controversies or claims that arise between any Participant (or any person claiming on behalf of any Participant) and the Company or any of its Subsidiaries and affiliates (including the Plan Administrator) relating to or arising out of this Plan, which are not resolved in accordance with the procedures set forth above, shall be submitted to binding arbitration in [Greensboro], North Carolina according to North Carolina law and the rules and procedures of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted hereunder, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures but in no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions. With respect to each such arbitration, each party thereto shall share equally the administrative expenses (filing and arbitrator costs) associated with the arbitration and the prevailing party shall be entitled to reimbursement of such party’s reasonably attorneys’ fees incurred in connection with any such dispute. For the avoidance of doubt, no counsel for any party to any such arbitration shall be disqualified from representing such counsel’s clients in connection therewith as a result of such counsel’s role in negotiating or drafting this Plan or any Letter Agreement.

        (ii) In consideration of the benefits provided herein, the anticipated expedition and the minimizing of expense of this arbitration remedy, and other good and valuable consideration, the arbitration provisions of this Plan shall provide the exclusive remedy for disputes following exhaustion of the claims procedures set forth above, and each party expressly waives any right such party may have to seek redress in any other forum. To the maximum extent permitted by law, the arbitrator’s review of a claimant's denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

        (iii) If any arbitral proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Plan Administrator. In addition, any such arbitral proceeding must be filed no later than two years from the date of the final adverse benefit determination of an applicant’s appeal of the denial of his or her claim for benefits. Notwithstanding the foregoing, if the applicable, analogous state statute of limitations has run or will run before the aforementioned two-year period, the state’s statute of limitations shall be controlling.

    (h) Each of the above terms and conditions shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.

Section 5.13. Governing Law. This Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without giving effect to conflict of laws provisions thereof, except to the extent preempted by applicable federal law.

IN WITNESS WHEREOF, and as conclusive evidence of the Board’s adoption of this Plan, the Company has caused this Plan to be duly executed in its name and behalf by its duly authorized officer as of the Effective Date.

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TANGER FACTORY OUTLET CENTERS, INC.
By:	/s/ Stephen J. Yalof
Name:	Stephen J. Yalof
Title:	President, Chief Executive Officer

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Exhibit A
Form of Letter Agreement
LETTER AGREEMENT

[Date]
Dear [Participant Name]:

We are pleased to inform you that Tanger Factory Outlets, Inc., a North Carolina corporation (the “Company”), has determined that, effective as of [Date] (the “Participation Date”), you are eligible to participate in the Company’s Executive Severance and Change of Control Plan (the “Plan”) as a Participant thereunder, subject to your execution and delivery of this Letter Agreement to the Company and subject to the terms and conditions of the Plan and this Letter Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

The terms of the Plan are detailed in the copy of the Plan that is attached as Exhibit A to this Letter Agreement, and those terms of the Plan are incorporated in and made a part of this Letter Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance benefits in the event that your employment with the Company or any Subsidiary terminates under certain circumstances. By signing this Letter Agreement, and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and you agree to comply with the provisions of this Letter Agreement (including, without limitation, the Restrictive Covenants set forth herein) during your employment and, to the extent required by the Restrictive Covenants, after the termination of your employment regardless of the reason for such termination. Your Termination Payment Multiple shall be [Applicable Multiple] and your Change in Control Termination Payment Multiple shall be [Applicable Multiple].

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company concerning such subject matter[, including, for the avoidance of doubt, any severance benefits and all other terms and conditions as set forth in that certain [Amended and Restated] Employment Agreement between Tanger Properties Limited Partnership and you, dated as of [_____], as amended (the “Prior Employment Agreement”). You hereby acknowledge and agree that the Prior Employment Agreement is hereby terminated as of the Participation Date and you shall have no further rights under such agreement.

Restrictive Covenants

By signing below, in consideration for the benefits provided under the Plan and for other good and valuable consideration, you hereby acknowledge and agree that:

(a) During the term of your employment with the Company or any Subsidiary and thereafter, you will not use, disclose or disseminate any Trade Secrets (as defined below) or other Confidential Information (as defined below) of, or relating to, the Company or any Subsidiary, except: (i) as may be required to perform your Duties during the term of your employment or as required by applicable law or legal process; or (ii) with the prior written consent of the Company. The obligations in this clause (a) shall: (A) with respect to Trade Secrets, remain in effect as long as the information constitutes a Trade Secret under applicable law; and (B) with respect to Confidential Information, remain in effect so long as such information constitutes Confidential Information. “Confidential Information” means data and information: (i) relating to the Company’s business, regardless of whether the data or information constitutes a Trade Secret; (ii) disclosed to you or of which you became aware of as a consequence of your relationship with the Company or any Subsidiary; (iii) having value to the Company or any Subsidiary; (iv) not generally known to competitors of the Company; and (v) which includes, without limitation, Trade Secrets, methods of operation, information regarding acquisitions and dispositions, tenant (including prospective tenant) and lease information, shareholder information, financial information and projections, personnel data, information of any third

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party provided to the Company or any Subsidiary which the Company or Subsidiary is obligated to treat as confidential, or other proprietary, confidential or similar information; provided, however, that such term shall not mean data or information: (A) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made without authorization from the Company; (B) which has been independently developed and disclosed by others who do not have any obligation to maintain confidentiality thereof; or (C) which has otherwise entered the public domain through lawful means. “Trade Secrets” means the then current definition of trade secrets under North Carolina law.

(b)For the Restricted Period, unless you have obtained the prior written approval of the Board, you will not, unless such solicitation is made on behalf of the Company or any Subsidiary or such solicitation is made with the Company’s prior written consent, directly or through or by assisting another person or entity, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), (i) any employee, officer, director, or full-time consultant or independent contractor of the Company, Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Partnership”), their respective Subsidiaries and other entities under common control with the Company and/or Partnership as of the date of termination (the “Related Entities”) to work for or provide services to a Competing Business or (ii) any employee, officer, director, or full-time consultant or independent contractor of the Company or the Related Entities who holds a position uniquely essential to the management, operation or services of the Company or the Related Entity (as applicable); provided that the foregoing shall not prohibit you or any entity from whom you are providing services from placing any general advertisements for employees, consultants or independent contractors so long as such general advertisements are not specifically directed to any employees or full-time consultants or independent contractors of the Company or any Related Entity (provided that you yourself may not, during the Restricted Period, in violation of this section, hire or engage any current employee or full-time consultant or independent contractor of the Company or the Related Entities who responds to such general advertisement).

(c) During the Restricted Period, you will not, without the prior written consent of the Company, directly or through or by assisting another person or entity, (i) solicit or encourage, or attempt to solicit or encourage, any tenants, suppliers, licensees, agents, consultants or contractors or other business partners or business affiliates of the Company or the Related Entities with whom you had contact or about whom you obtained Confidential Information during your employment with Company (collectively, “Business Partners”), to cease doing business with or modify their business relationship with the Company or the Related Entities or (ii) in any way intentionally interfere with the relationship between any such Business Partner and the Company or the Related Entities (regardless of who initiates the contact).

(d) During the Restricted Period, unless you have obtained the prior written approval of the Board, or unless such termination or resignation occurs during the twelve (12)-month period following the date of a Change of Control, you will not: (i) with respect to a property that is within a fifty (50) mile radius of the site of any commercial property owned, leased or operated by the Company and/or the Related Entities on the date the Executive’s employment terminated or with respect to a property that is within a fifty (50) mile radius of any commercial property which the Company and/or the Related Entities actively negotiated to acquire, lease or operate within the six (6) month period ending on the date of the termination of your employment, either: (A) directly or indirectly, as an employee, consultant or otherwise, perform, supervise, manage, or consult or otherwise advise with respect to, for or on behalf of a Competing Business (as defined below), services that are the same as, or substantially similar to, the services that you performed for the Company or any Subsidiary; or (B) become employed as the Chief Executive Officer, Chief Financial Officer, President, Vice President, or in any other real estate executive position of a Competing Business; or (ii) have a financial interest in a Competing Business, including, without limitation, as a shareholder, officer, director or principal; provided, however, you may own, directly or indirectly, solely as a passive investment, one percent (1%) or less of any class of securities of any entity traded on any national securities exchange. “Competing Business” shall mean a publicly traded real estate investment trust with greater than $1 Billion in assets which primarily (50% or greater) is engaged in office property investment and operations.

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(e) During or after the term of your employment with the Company or any Subsidiary, you will not take any action or say anything to any person that disparages the Company or any Subsidiary.

(f) Without limiting the terms and conditions of this Letter Agreement, during your employment with the Company or any Subsidiary, you will be subject to, and abide by, all written policies and procedures of the Company provided to you (as the same may be amended from time to time by the Company), including, without limitation, policies regarding the protection of confidential or proprietary information and intellectual property and potential conflicts of interest.

(g) As between you and the Company, the Company shall be the sole owner of all the products and proceeds of your services and performance of your Duties including, without limitation, all materials, ideas, concepts, formats, suggestions, developments and other intellectual properties that you may acquire, obtain, develop or create during your employment with the Company or any Subsidiary in connection with your services and performance of your Duties, free and clear of any claims by you (or on your behalf) of any kind or character whatsoever (other than your rights and benefits under this Letter Agreement). You will, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in and to any such products and proceeds of your services and performance of your Duties (provided, that any such assignment, certificate or instrument shall not require you to assign or transfer any rights in such intellectual property owned by any third party, if any). Notwithstanding anything to the contrary in the Plan, this Letter Agreement or in any similar covenants, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (A) file any document containing the trade secret under seal, and (B) do not disclose the trade secret, except pursuant to court order.

(h)You and the Company declare and intend that: (i) the immediately preceding clauses (a) through (g) shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this section titled “Restrictive Covenants” should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, then the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) the territorial and time limitations set forth in this section titled “Restrictive Covenants” are reasonable and properly required for the adequate protection of the business of the Company and its Subsidiaries. In the event that any such territorial or time limitation is deemed to be unenforceable by an arbitrator or a court of competent jurisdiction under applicable law, you agree to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed enforceable. All of the provisions of this section titled “Restrictive Covenants” are in addition to any other written agreements on the subjects covered herein that you may have with the Company or any of its Subsidiaries and are not meant to, and do not, excuse any additional obligations that you may have under such agreements. You acknowledges that: (i) the Company has separately bargained and paid additional consideration for the restrictive covenants set forth in this section titled “Restrictive Covenants;” and (ii) the Company will provide certain benefits to you hereunder and under the Plan in reliance on such covenants in view of the unique and essential nature of the services and Duties you will perform on behalf of the Company and the irreparable injury that would befall the Company should you breach such restrictive covenants.

(i)The confidentiality, non-solicitation, non-competition, non-disparagement, intellectual property rights and other rights of the Company referred to in this section titled “Restrictive Covenants” of this Letter Agreement are each of substantial value to the Company or its Subsidiaries and that any breach of this section titled “Restrictive Covenants” by you could cause irreparable harm to the Company or its Subsidiaries, for which the Company or its Subsidiaries would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company or any of its Subsidiaries under this Letter Agreement, the Plan or otherwise, the Company or its Subsidiaries shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions

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and other equitable relief to specifically enforce your duties and obligations under this Letter Agreement, or to enjoin any breach of this Letter Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.

During your employment and for a period of three (3) years thereafter, at the request of the Company, you agree to cooperate with the Company and its Subsidiaries and each of their respective attorneys or other legal representatives in connection with any claim, litigation, investigation, audit or judicial or arbitral proceeding against the Company or any of its Subsidiaries or affiliates by any third party or governmental authority. Your duty of cooperation shall include, but shall not be limited to: (a) meeting with the Company’s or its Subsidiaries’ attorneys or other legal representatives by telephone or in person at mutually convenient times and places in order to state truthfully your knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s or its Subsidiaries’ or their respective attorneys’ request (and, to the extent possible, at a time convenient to you that does not conflict with the needs or requirements of your then-current employer or personal commitments) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully your knowledge of the matters at issue; and (c) signing at the Company’s request declarations or affidavits that truthfully state the matters of which you have knowledge. Such cooperation will be without additional compensation if you are then employed by the Company or any Subsidiary and for reasonable compensation and subject to your reasonable availability if you are not so employed. The Company shall promptly reimburse you for your actual and reasonable travel or other out-of-pocket expenses (including reasonable, pre-approved attorneys’ fees) that you may incur in cooperating with the Company and its Subsidiaries.

By signing below, you agree to the terms and conditions set forth herein, including without limitation, the Restrictive Covenants, and acknowledge: (a) your participation in the Plan as of the Participation Date; (b) that you have received and read a copy of the Plan; (c) that you agree that any termination benefits provided for in the Plan are subject to all of the terms and conditions of the Plan and this Letter Agreement and you agree to such terms, conditions; (d) that the Company may amend or terminate the Plan at any time subject to the limitations set forth in the Plan; and (e) that the Restrictive Covenants shall survive and continue to apply in accordance with their terms notwithstanding any amendment or termination of the Plan (or the benefits to be provided thereunder) in the future.

COMPANY:
TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation
By:
Name:
Title:
AGREED TO AND ACCEPTED

[PARTICIPANT NAME]

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Exhibit B
Form of General Release
GENERAL RELEASE

This GENERAL RELEASE is entered into by ___________ (the “Participant”) on behalf of the Participant and the Participant’s agents, attorneys, assigns, heirs, executors, administrators, beneficiaries, and personal and legal representatives.
WITNESSETH

WHEREAS, the Participant’s employment with Tanger Factory Outlets, Inc. (the “Company”) is terminated as of _____________, 20__; and

WHEREAS, pursuant to that certain Executive Severance and Change of Control Plan of the Company, effective February [ ], 2021 (the “Plan”), the Participant is eligible to receive certain post-termination severance payments and related termination benefits, the receipt of which is expressly conditioned upon the Participant’s execution of this General Release;

THEREFORE, in consideration of the payments set forth in the Plan, the Participant hereby agrees as follows:

1.    REPRESENTATIONS. The Participant represents and agrees that the Participant has had a full and adequate opportunity to discuss and consider the Participant’s claims. Further, the Participant represents and agrees that:

a.    This General Release is written in a manner that the Participant understands;

b.    This General Release and the promises made herein by the Participant are granted in exchange for consideration which is in addition to anything of value to which the Participant is already entitled;

c.    The Participant has been advised to, by virtue of the receipt of this General Release, and has had an opportunity to, consult with an attorney prior to deciding whether to enter into this General Release;

d.   The Participant understands that, by entering into this General Release, the Participant does not waive any Released Claims (as defined below) that may arise after the date of the Participant’s execution of this General Release, including without limitation any rights or claims that the Participant may have to secure enforcement of the terms and conditions of this General Release.

e.  The Participant has been given at least twenty-one (21) days within which to consider this General Release and such consideration period is not affected by any changes to this General Release, whether or not material. In the event the Participant executes this General Release prior to the end of the twenty-one (21)-day period, the Participant certifies by that execution that the Participant knowingly and voluntarily waived the right to the full twenty-one (21)-day consideration period, for reasons personal to the Participant, with no pressure by the Company or its representatives to do so; and

f.    The Participant is being provided with seven (7) days following the Participant’s execution of this General Release to revoke the Participant’s release of any claim under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”). Should the Participant elect to revoke the Participant’s release of claims under the ADEA, the Participant shall provide notice to the Company as set forth in Section 5.09 of the Plan. Should the Participant revoke the Participant’s release of claims under the ADEA, the Participant shall not be entitled to any post-termination severance payments pursuant to Section 3.01 or Section 3.02 of the Plan, as applicable. If the Participant wishes to revoke this General Release, the Participant shall deliver written notice stating his or her intent to revoke this General Release to [NAME, OFFICER TITLE, DEPARTMENT, ADDRESS], on or before 5:00 p.m. on the seventh (7th) day after the date on which the Participant signs this General Release.

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2.    NO ADMISSION OF LIABILITY. The Participant agrees and acknowledges that this General Release shall never at any time or for any purpose be construed as an admission by the Company or any Subsidiary of any liability. The Company and Subsidiaries specifically disclaims any liability to the Participant or to any other person or entity.

3.    GENERAL RELEASE.
a.    In exchange for the post-termination payments provided by the Company, as set forth the Plan (as applicable), the Participant, on behalf of the Participant and the Participant’s agents, attorneys, assigns, heirs, executors, administrators, beneficiaries, and personal and legal representatives, hereby releases and forever discharges the Company and any of its affiliates, subsidiaries, parents and related or successor corporations or entities, and all of their respective present and former agents, directors, officers, shareholders, employees, owners, representatives, insurers, administrators, trustees, benefit plans and programs (and fiduciaries thereto), and attorneys (hereinafter referred to as the “Released Parties”), to the fullest extent permitted by law, from any and all losses, costs, expenses, liabilities, claims, causes of action (in law or in equity), suits, judgments, debts, damages, rights and entitlements of every kind and description (hereinafter collectively referred to as “Released Claims”), whether known or unknown, fixed or contingent, directly or indirectly, personally or in a representative capacity, that the Participant has now or may later claim to have had against the Company or any other Released Party by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time up to and including the date of execution of this General Release, including, without limitation, Released Claims arising out of the Participant’s employment or the termination of the Participant’s employment with the Company or any of its affiliates or subsidiaries.

b.    This general release includes, but is not limited to, all claims, manner of actions, causes of action (in law or in equity), suits or requests for attorneys’ fees and/or costs under the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Worker’s Benefits Protection Act (“OWBPA”); the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the anti-retaliation provisions of the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Occupational Safety and Health Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act of 2008; 42 U.S.C. §§ 1981 through 1988; any federal, state or local law regarding retaliation for protected activity or interference with protected rights; and any state or local law, including, but not limited to, common law claims of outrageous conduct, intentional or negligent infliction of emotional distress, negligent hiring, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with employment relationship, civil rights, fraud and deceit and all other claims of any type or nature, including, without limitation, all claims for damages, wages, compensation, vacation, reinstatement, medical expenses, punitive damages, and claims for attorneys’ fees. The Participant and the Company intend that this release shall discharge all Released Claims against the Company and all other Released Parties to the fullest and maximum extent permitted by law. The Participant and the Company further agree that to the extent that the waiving of certain claims is prohibited as a matter of law, this General Release is not intended to waive any such claims.

c.    Except as necessary to enforce the Participant’s rights to any payments due to the Participant pursuant to the terms of the Plan, the Participant covenants and agrees not to bring any claim against the Company or any other Released Party concerning any of the matters covered by this General Release. In the event that the Participant breaches this promise, and brings any claim against the Company or any other Released Party concerning any of the matters covered by this General Release, except as necessary to enforce the Participant’s rights to any payments due to the Participant pursuant to the terms of the Plan, the Participant shall: (i) forfeit and tender back to the Company all of the post-termination payments provided to the Participant pursuant to the Plan within ten (10) days except for $100.00, unless the Participant’s action is based on the ADEA and/or OWBPA; (ii) provide the Company at least ten (10) days prior to filing any action written notice of any action or proceeding and a copy of the complaint or other document by which such action is to be initiated; and (iii) hold the Company and any other Released Party harmless from any claim asserted in such action and indemnify the Company from all costs and expenses, including attorneys’ fees, arising from the defense of such claim, unless the Participant’s action is based on the ADEA and/or OWBPA in

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which case costs and expenses, including attorneys’ fees, are governed by federal law. In addition, the dispute resolution provisions set forth in Section 5.12 of the Plan are incorporated herein and apply with equal force to this General Release.

PARTICIPANT:

[PARTICIPANT]

Date